SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2014

ML CAPITAL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	33-184636	33-1219511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

16810 East Avenue of the Fountains, Suite 120, Fountain Hills, Arizona 85268

(Address of Principal Executive Offices, Zip Code)

Registrant's telephone number, including area code: (480) 816-5308

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act ( 17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule I 4d-2(b) under the Exchange Act ( 17 CFR 240. l 4d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

As used herein, the terms, "we," "us," "our," and the "Company" refers to ML Capital Group, Inc., a Nevada corporation, unless otherwise stated

Item 3.02 Unregistered Sales of Equity Securities

On December 8, 2014, the Company'sBoard of Directors approved the issuance of 123,802,116 shares of the Company's Common Stock (the "Subject Shares") to Ms. Lisa Nelson, the Company's President as a bonus and in payment for her efforts in implementing the Company's plans.

All of the Subject Shares that were approved for issuance are to be issued with a restricted securities legend and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "1933 Act").

The Company did not receive any proceeds from the issuance of the Subject Shares and no underwriter, placement manager or other intermediary received any compensation, commission, or fees in connection with the issuance of the Subject Shares. The Company did not grant any registration rights in connection with the issuance of the Subject Shares and the Company's Board of Directors required that none of the Subject Shares may be sold or transferred by Ms. Nelson absent the approval of the Company's Board of Directors.

Item 5.01 Change in Control of Registrant

As a result of the resolutions approved by the Company's Board of Directors for the issuance of the 123,802,116 shares of the Company's Common Stock (the "Subject Shares") to Ms. Lisa Nelson, the Company's President and a Director. The resolutions as approved on December 8, 2014, will resulting in Ms. Nelson owning, upon issuance and delivery of the Subject Shares, an aggregate of 160,163,562 shares of the Company's Common Stock which represents approximately 48.60% of the outstanding Common Stock.

All of the 123,802,116 Subject Shares were issued as a bonus and in payment for her efforts in implementing the Company's plans. The Company did not receive any cash or other monies in connection with the issuance of the Subject Shares. Further no broker, broker-dealer, underwriter or other intermediary was retained, employed or utilized by the Company in connection with the issuance of the Subject Shares.

With the issuance of the Subject Shares, Ms. Nelson will have a significant ability to control and influence the Company's affairs which is in addition to her position as the Company's President, Chief Executive Officer, Secretary, and a Director.

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Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 9, 2014, the holders of 51% of the outstanding shares of the Company's Common Stock approved the amendment to Article II of the Company's Articles of Incorporation (the "Amendment") to increase the authorized shares of the Company's Common Stock to seven billion shares (par value $0.0001) (the "Common Shares") and to authorize ten million shares of the Company's preferred stock (par value $0.0001) (the "Preferred Shares").

Under the terms of the Amendment, the Board of Directors has the right to designate and issue Preferred Shares in one or more series each with such rights and privileges as the Board of Directors may determine without the necessity of obtaining any approval or consent from the holders of the Company's common stock.

The resolutions approving the Amendment were adopted by written consent in lieu of a meeting of the Company's common stockholders. On the same date, the Company's Board of Directors approved identical resolutions and authorized and instructed the Company's officers to file the Amendment with the Nevada Secretary of State.

On December 12, 2014, the Amendment was filed with the Nevada Secretary of State and the Amendment became effective December 12, 2014.

Item 7.01 Regulation FD Disclosure

As stated above, on December 8, 2014 the Company's Board of Directors the issuance of 123,802,116 shares of the Company's Common Stock (the "Subject Shares") to Ms. Lisa Nelson, the Company's President as a bonus and in payment for her efforts in implementing the Company's plans. As a result, Ms. Nelson acquired 48.60% of the Company's outstanding Common Stock which results in her gaining significant influence and control over the affairs of the Company in addition to her position as the Company's President, Chief Executive Officer, Secretary, and Director.

On December 9, 2014 and as a result of a written action by the holders of 51% of the Company's Common Stock and identical written action by the Company's Board of Directors, the Company's shareholders and its Board of Directors duly approved the amendment to Article II of the Company's Articles of Incorporation (the "Amendment") to increase the authorized shares of the Company's Common Stock to seven billion shares (par value $0.0001) and to authorize ten million shares of the Company's preferred stock (par value $0.0001).

Under the terms of the Amendment, the Board of Directors has the right to designate and issue Preferred Shares in one or more series each with such rights and privileges as the Board of Directors may determine without the necessity of obtaining any approval or consent from the holders of the Company's common stock.

On December 12, 2014, the Amendment was filed with the Nevada Secretary of State and the Amendment became effective December 12, 2014. A copy of the Amendment is attached to this Form 8-K as an exhibit.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibit is filed with this report:

3.15	Copy of Amendment to Articles of Incorporation of ML Capital Group, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ML Capital Group, Inc.

Date: December 15, 2014	By	/s/ Lisa Nelson
Lisa Nelson
President, Chief Executive Officer and Secretary

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